UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

MobileIron, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

60739U204

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 60739U204		Page 2 of 16 Pages

1.	Names of Reporting Persons. Storm Ventures Fund III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,571,045 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,571,045 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,571,045 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 13.9% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Storm Venture Associates III, L.L.C. (“SVA LLC”) is the general partner of Storm Ventures Fund III, L.P. (“SV III”) and Storm Ventures Affiliates Fund III, L.P. (“SVA III”) and the managing member of Storm Ventures Principals Fund III, L.L.C. (“SVP III”) and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.

(2)	Based on 75,979,600 shares of the Issuer’s common stock outstanding as of October 29, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2014.

2

CUSIP No. 60739U204		Page 3 of 16 Pages

1.	Names of Reporting Persons. Storm Ventures Affiliates Fund III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 578,214 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 578,214 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 578,214 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.8% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.

(2)	Based on 75,979,600 shares of the Issuer’s common stock outstanding as of October 29, 2014, as reported in the Issuer’s quarterly report on Form 10-Q with the Securities and Exchange Commission on October 30, 2014.

3

CUSIP No. 60739U204		Page 4 of 16 Pages

1.	Names of Reporting Persons. Storm Ventures Principals Fund III, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 327,475 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 327,475 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 327,475 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.4% (2)
12.	Type of Reporting Person (See Instructions) OO

(1)	SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.

(2)	Based on 75,979,600 shares of the Issuer’s common stock outstanding as of October 29, 2014, as reported in the Issuer’s quarterly report on Form 10-Q with the Securities and Exchange Commission on October 30, 2014.

4

CUSIP No. 60739U204		Page 5 of 16 Pages

1.	Names of Reporting Persons. Storm Ventures Fund IV, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 574,358 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 574,358 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 574,358 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.8% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Storm Venture Associates IV, L.L.C. (“SVA IV”) is the general partner of Storm Ventures Fund IV, L.P. (“SV IV”) and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by SV IV.

(2)	Based on 75,979,600 shares of the Issuer’s common stock outstanding as of October 29, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2014.

5

CUSIP No. 60739U204		Page 6 of 16 Pages

1.	Names of Reporting Persons. Storm Venture Associates III, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 11,476,734 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 11,476,734 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,476,734 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 15.1% (2)
12.	Type of Reporting Person (See Instructions) OO

(1)	Consists of (i) 10,571,045 shares of the Issuer’s common stock held of record by SV III, (ii) 578,214 shares of the Issuer’s common stock held of record by SVA III, and (iii) 327,475 shares of the Issuer’s common stock held of record by SVP III. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.

(2)	Based on 75,979,600 shares of the Issuer’s common stock outstanding as of October 29, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2014.

6

CUSIP No. 60739U204		Page 7 of 16 Pages

1.	Names of Reporting Persons. Storm Venture Associates IV, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 574,358 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 574,358 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 574,358 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.8% (2)
12.	Type of Reporting Person (See Instructions) OO

(1)	Consists of 574,358 shares of the Issuer’s common stock held of record by SV IV. SVA IV is the general partner of SV IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by SV IV.

(2)	Based on 75,979,600 shares of the Issuer’s common stock outstanding as of October 29, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2014.

7

CUSIP No. 60739U204		Page 8 of 16 Pages

1.	Names of Reporting Persons. Tae Hea Nahm
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 12,051,092 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 12,051,092 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,051,092 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 15.9% (2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Consists of (i) 10,571,045 shares of the Issuer’s common stock held of record by SV III, (ii) 578,214 shares of the Issuer’s common stock held of record by SVA III, (iii) 327,475 shares of the Issuer’s common stock held of record by SVP III, and (iv) 574,358 shares of the Issuer’s common stock held of record by SV IV. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. SVA IV is the general partner of SV IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of each of SVA LLC and SVA IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III, SVP III, and SV IV.

(2)	Based on 75,979,600 shares of the Issuer’s common stock outstanding as of October 29, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2014.

8

CUSIP No. 60739U204		Page 9 of 16 Pages

1.	Names of Reporting Persons. Ryan Floyd
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 12,051,092 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 12,051,092 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,051,092 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 15.9% (2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Consists of (i) 10,571,045 shares of the Issuer’s common stock held of record by SV III, (ii) 578,214 shares of the Issuer’s common stock held of record by SVA III, (iii) 327,475 shares of the Issuer’s common stock held of record by SVP III, and (iv) 574,358 shares of the Issuer’s common stock held of record by SV IV. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. SVA IV is the general partner of SV IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of each of SVA LLC and SVA IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III, SVP III, and SV IV.

(2)	Based on 75,979,600 shares of the Issuer’s common stock outstanding as of October 29, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2014.

9

CUSIP No. 60739U204		Page 10 of 16 Pages

1.	Names of Reporting Persons. M. Alex Mendez
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 12,051,092 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 12,051,092 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,051,092 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 15.9% (2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Consists of (i) 10,571,045 shares of the Issuer’s common stock held of record by SV III, (ii) 578,214 shares of the Issuer’s common stock held of record by SVA III, (iii) 327,475 shares of the Issuer’s common stock held of record by SVP III, and (iv) 574,358 shares of the Issuer’s common stock held of record by SV IV. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. SVA IV is the general partner of SV IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of each of SVA LLC and SVA IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III, SVP III, and SV IV.

(2)	Based on 75,979,600 shares of the Issuer’s common stock outstanding as of October 29, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2014.

10

CUSIP No. 60739U204		Page 11 of 16 Pages

1.	Names of Reporting Persons. Sanjay Subhedar
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 12,051,092 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 12,051,092 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,051,092 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 15.9% (2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Consists of (i) 10,571,045 shares of the Issuer’s common stock held of record by SV III, (ii) 578,214 shares of the Issuer’s common stock held of record by SVA III, (iii) 327,475 shares of the Issuer’s common stock held of record by SVP III, and (iv) 574,358 shares of the Issuer’s common stock held of record by SV IV. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. SVA IV is the general partner of SV IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of both SVA LLC and SVA IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III, SVP III, and SV IV.

(2)	Based on 75,979,600 shares of the Issuer’s common stock outstanding as of October 29, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2014.

11

Item 1.
	(a)	Name of Issuer: MobileIron, Inc.
	(b)	Address of Issuer’s Principal Executive Offices: 415 East Middlefield Road Mountain View, CA 94043

Item 2.
(a)

Name of Person Filing:

This Schedule 13G (the “Statement”) is being jointly filed by Storm Ventures Fund III, L.P. (“SV III”), Storm Ventures Affiliates Fund III, L.P. (“SVA III”), Storm Ventures Principals Fund III, L.L.C. (“SVP III”), Storm Ventures Fund IV, L.P. (“SV IV”), Storm Venture Associates III, L.L.C. (“SVA LLC”), Storm Venture Associates IV, L.L.C. (“SVA IV”), Tae Hea Nahm, Ryan Floyd, M. Alex Mendez and Sanjay Subhedar (collectively, the “Reporting Persons”). The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 2015, a copy of which is filed as an exhibit to this Statement, pursuant to which the Reporting Persons have agreed to file the Statement and all amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

	(b)	Address of Principal Business Office or, if none, Residence: c/o Storm Ventures 2440 Sand Hill Road Menlo Park, CA 94025
	(c)	Citizenship: See Item 4 of the cover page for each Reporting Person.
	(d)	Title of Class of Securities: Common Stock
	(e)	CUSIP Number: 60739U204

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not Applicable.

Item 4.	Ownership
The approximate percentages of the Issuer’s common stock reported as beneficially owned by each Reporting Person is based upon 75,979,600 shares outstanding as of October 29, 2014, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2014.
	(a)	Amount beneficially owned: See Row 9 of the cover page for each Reporting Person.
	(b)	Percent of class: See Row 11 of the cover page for each Reporting Person.
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Row 5 of the cover page for each Reporting Person.

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(ii) Shared power to vote or to direct the vote See Row 6 of the cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of See Row 7 of the cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of See Row 8 of the cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Under certain circumstances set forth in the partnership agreements of SV III, SVA III, SVP III and SV IV, the general and limited partners may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer’s common stock owned by the applicable fund. Under certain circumstances set forth in the limited liability company agreements of SVA LLC and SVA IV, the members may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer’s common stock owned by the applicable entity.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not Applicable.

Item 8.	Identification and Classification of Members of the Group
Not Applicable.

Item 9.	Notice of Dissolution of Group
Not Applicable.

Item 10.	Certifications
Not Applicable

13

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2015

Storm Ventures Fund III, L.P.

By: Storm Venture Associates III, L.L.C., its General Partner

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Storm Ventures Affiliates Fund III, L.P.

By: Storm Venture Associates III, L.L.C., its General Partner

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Storm Ventures Principals Fund III, L.L.C.

By: Storm Venture Associates III, L.L.C., its Managing Member

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Storm Venture Associates III, L.L.C.

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Storm Ventures Fund IV, L.P.

By: Storm Venture Associates IV, L.L.C., its General Partner

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Storm Venture Associates IV, L.L.C.

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Tae Hea Nahm

By:	/s/ Kevin Melia
Kevin Melia Attorney-in-Fact

14

Ryan Floyd

By:	/s/Kevin Melia
Kevin Melia Attorney-in-Fact

M. Alex Mendez

By:	/s/Kevin Melia
Kevin Melia Attorney-in-Fact

Sanjay Subhedar

By:	/s/Kevin Melia
Kevin Melia Attorney-in-Fact

15

EXHIBIT INDEX

Exhibit 1: Joint Filing Agreement pursuant to Rule 13d-1(k)(1)

Exhibit 2: Power of Attorney – Storm Ventures Fund III, L.P.

Exhibit 3: Power of Attorney – Storm Ventures Affiliates Fund III, L.P.

Exhibit 4: Power of Attorney – Storm Ventures Principals Fund III, L.L.C.

Exhibit 5: Power of Attorney – Storm Venture Associates III, L.L.C.

Exhibit 6: Power of Attorney – Storm Ventures Fund IV, L.P.

Exhibit 7: Power of Attorney – Storm Venture Associates IV, L.L.C.

Exhibit 8: Power of Attorney – Tae Hea Nahm

Exhibit 9: Power of Attorney – Ryan Floyd

Exhibit 10: Power of Attorney – M. Alex Mendez

Exhibit 11: Power of Attorney – Sanjay Subhedar

16